EXHIBIT 21

EXHIBIT 21 — SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation
MainSource Bank	Indiana
MainSource Insurance, LLC	Indiana
MSB Investments of Nevada, Inc.	Nevada
MSB Holdings of Nevada, Inc.	Nevada
MSB of Nevada, LLC	Nevada
MainSource Statutory Trust I	Connecticut
MainSource Statutory Trust II	Connecticut
MainSource Statutory Trust III	Delaware
MainSource Statutory Trust IV	Delaware
MainSource Capital Statutory Trust I	Delaware
MSB Realty, Inc.	Maryland
MainSource Title, LLC	Indiana
Insurance Services Marketing, LLC	Indiana
MainSource Risk Management	Nevada
New American Real Estate, LLC	Indiana